Exhibit 12.1



                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)




                                                      July 31,
                                             -------------------------
                                                2006           2005
                                             ----------     ----------

          Total debt                         $1,527,661     $1,259,700

          Stockholders' equity               $  390,379     $  342,114

          Debt-to-equity ratio                      3.9            3.7
                                                    ===            ===


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